UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2006
ORIENTAL FINANCIAL GROUP INC.
(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893

(State or other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation)		Identification No.)

Oriental Center Professional Offices Park 997 San Roberto Street, 10th Floor San Juan, Puerto Rico	00926

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:     (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.
     On December 13, 2006, Oriental Financial Group Inc. (the “Company”) entered into a Change in Control Compensation Agreement (the “Agreement”) with Julio R. Micheo, CPA. Mr. Micheo is the Company’s Senior Executive Vice President, Chief Investment Officer and Treasurer. Attached hereto is a copy of the Agreement, which was made as of December 1, 2006.
     Pursuant to the Agreement, which will be in effect for as long as Mr. Micheo is employed by the Company, he is entitled to certain cash payment compensation in the event there is a “change in control” of the Company and as a result thereof or within one year after the change in control, his employment with the Company is terminated by the Company or its successor in interest. The cash compensation will be an amount equal to two times the sum of his annual base salary at the time the termination of his employment occurs and the last cash bonus paid to him prior to such termination. The cash payment compensation is in lieu of any other payments which he may be entitled to receive by law, contract or otherwise, and is payable in a lump sum within 30 days following the termination.
     For purposes thereof, a “change in control” of the Company is deemed to have occurred if any person or persons acting as a group within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 25% or more of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding securities, and if individuals who on the date of the Agreement are members of the Company’s Board of Directors cease for any reason to constitute at least a majority thereof, unless the appointment, election or nomination of each new director who was not a director on the date thereof has been approved by at least two-thirds of the directors in office on that date.
Item 9.01     Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description of Exhibit

10	Change in Control Compensation Agreement with Julio R. Micheo.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIENTAL FINANCIAL GROUP INC.

Date: December 14, 2006	By:	/s/ Carlos O. Souffront

Carlos O. Souffront Secretary Board of Directors